EXHIBIT 99.1

ELINEAR RESPONDS TO AMERICAN STOCK EXCHANGE NOTICE

HOUSTON-- (BUSINESS WIRE) - June 14, 2006—On June 9, 2006, eLinear, Inc. (AMEX: ELU) received a letter from the American Stock Exchange indicating that the Company is in non-compliance with the Exchange’s continued listing standards due to Section 134 and 1101 of the Company Guide requirement to timely file its Forms 10-QSB and Forms 10-KSB and that its securities are, therefore subject to being delisted from the Exchange. The Company has appealed this determination and requested a hearing before a committee of the Exchange. There can be no assurance that the Company’s request for continued listing will be granted.

The Company expects to have the Form 10-KSB for the year ended December 31, 2005 and Form 10-QSB for the quarter ended March 31, 2006 filed prior to the hearing date, which would resolve the issues with this current AMEX letter.

In a letter dated November 22, 2005, the Exchange advised eLinear that the Company was not in compliance with certain of the Exchange’s continued listing standards due to its failure to file its Form 10-QSB for the quarter ended September 30, 2005.

On November 18, 2005, the Company filed a Form 8-K and issued a press release stating that the previously issued financial statements included in the Forms 10-QSB and Forms 10-KSB for the quarterly and annual periods ended from March 31, 2004 to and including June 30, 2005, should not be relied upon based on comments by the Securities and Exchange Commission that it (i) believed EITF 00-19 applies when evaluating whether embedded derivative instruments qualify as equity instruments or liabilities, (ii) had further comments on the Company’s accounting for warrants issued in financings effected during 2004 and 2005, and (iii) believed that EITF 96-19 applied in accounting for the modification of financing arrangements. After discussions with the Company’s independent accounting firm, the Audit Committee agreed with management’s recommendations that the previously issued financial statements should be restated.

The Company could not file the Form 10-QSB for the quarter ended September 30, 2005, the Form 10-KSB for the year ended December 31, 2005 or the Form 10-QSB for the quarter ended March 31, 2006 until all of the restatements had been completed.

The Company began the process of restating the financial statements impacted by EITF 00-19. The amended and restated Forms 10-QSB for the quarters ended March 31, June 30, and September 30, 2004, were filed with the SEC on April 4, 2006. The amended and restated Form 10-KSB for the year ended December 31, 2004 was filed with the SEC on April 6, 2006. The Form 10-QSB for the quarter ended March 31, 2005 was filed with the SEC on April 10, 2006, the Form 10-QSB for the quarter ended June 30, 2005, was filed on April 11, 2006 and the Form 10-QSB for the quarter ended September 30, 2005, was filed on April 26, 2006, which was subsequently amended on June 6, 2006.

The Company has completed the original Form 10-KSB for the year ended December 31, 2005, and its independent accounting firm is currently reviewing the filing and completing certain audit procedures related to it. The Company will file that form with the SEC when its auditors have completed their review. The Company expects to be able to complete the auditor’s review of the original Form 10-QSB for the quarter ended March 31, 2006 soon after its independent accounting firm has completed its review of the Form 10-KSB for the year ended December 31, 2005.

Once the Company has filed the Form 10-QSB for the quarter ended March 31, 2006, all restatements will have been filed and it should regain AMEX compliance.

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company’s customers are Fortune 2000 and small to medium sized business organizations. eLinear’s services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas. For more information, see http://www.elinear.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear please visit www.elinear.com or www.sec.gov. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For Further Information:

Frank Benedetto       Phillip Michael Hardy
Mirador Consulting, Inc.      eLinear Solutions
Phone 877-MIRADOR Fax: 561-989-0069   Phone: (713) 896-0500
e-mail: fb@miradorconsulting.com    e-mail: investorrelations@elinear.com